Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Peraso Inc.

San Jose, California

We hereby consent to the incorporation in the Post Effective Amendment No. 1 to Form S-1 Registration Statement of Peraso Inc. (Registration No. 333-276247) of our report dated March 29, 2024 relating to the consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Peraso Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

April 9, 2024